                        INDUSTRIAL GAS SUPPLY AGREEMENT


                                    BETWEEN


                              GENEVA STEEL COMPANY

                                      AND

                        AIR LIQUIDE AMERICA CORPORATION





                                   June 1995

                               TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2 - NEW FACILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1      New Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2      Tie-In With Oxygen Distribution System . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.3      Completion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                  2.3.1    Completion Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                  2.3.2    Delays  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                           2.3.2.1  Delays by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                           2.3.2.2  Other Delays . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                           2.3.2.3  Contingencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.4      Engineering Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.5      Used Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.6      Facility Site  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.7      Safety Standards; Restricted Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.8      Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.9      Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.10     Existing Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                  2.10.1   Termination of Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                  2.10.2   Removal of Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                  2.10.3   Use of Storage Tanks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 3 - UTILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.1      Site Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 4 - QUANTITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.1      Oxygen Quantities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                  4.1.1    Oxygen  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                  4.1.2    Excess Produced Gaseous Oxygen  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                  4.1.3    Supplemental Liquid Oxygen  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.2      Argon Quantities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.3      Operation Level  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.4      Liquid Products  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                  4.4.1    Liquid Oxygen and Liquid Nitrogen Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                  4.4.2    Argon Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.5      Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.6      Inventory Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 5 - PRICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.1      Monthly Facility Charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.2      Supplemental Liquid Oxygen . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.3      Argon  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         5.4      Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.5      Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  5.5.1    Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  5.5.2    Supplemental Liquid Oxygen and Argon  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  5.5.3    Required Documentation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                  5.5.4    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.6      Delay and Early Completion Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  5.6.1    Delay Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                  5.6.2    Early Completion Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.7      Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 6 - PRODUCT SPECIFICATIONS
            AND POWER CONSUMPTION GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.1      Product Specifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  6.1.1    Oxygen  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  6.1.2    Argon . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.2      Non-conforming Product . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  6.2.1    Non-conforming Oxygen . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  6.2.2    Non-conforming Argon  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.3      Power Consumption Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  6.3.1    Power Tests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                  6.3.2    Penalty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                  6.3.3    Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.4      Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 7 - DELIVERY PRESSURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 8 - SELLER'S SHUTDOWN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.1      Ordinary Downtime  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.2      Vaporization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.3      Right to Alternate Supply  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 9 -METERING EQUIPMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.1      Gaseous Oxygen Metering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                  9.1.1    Calibration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                  9.1.2    Buyer Tests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.2      Liquid Weights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         9.3      Electric Metering Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 10 - TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         10.1     Sales and Other Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         10.2     Property Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





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

ARTICLE 11 - CONTINGENCIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         11.1     Contingencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         11.2     Reduced Delivery or Taking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.3     No Production  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         11.3     Extension of Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE 12 - LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         12.1     Acknowledgement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         12.2     Indemnity by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         12.3     Indemnity by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 13 - ATMOSPHERIC CONTAMINANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 14 - ENVIRONMENTAL CONDITIONS AND PERMITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         14.1     Site Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         14.2     Permitting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 15 - FAIR LABOR STANDARDS ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 16 - DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         16.1     Default by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         16.2     Default by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 17 - ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 18 - APPLICABLE LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 19 - RESOLUTION OF DISPUTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 20 - TERM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         20.1     Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         20.2     Early Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 21 - ECONOMIC HARDSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 22 - NOTICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE 23 - ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 24 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         24.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         24.2     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         24.3     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         24.4     Power Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26





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


                        INDUSTRIAL GAS SUPPLY AGREEMENT


         THIS INDUSTRIAL GAS SUPPLY AGREEMENT (the "Agreement") is entered into this 8th day of June, 1995 effective as of June 6, 1995 (the "Effective Date"), between AIR LIQUIDE AMERICA CORPORATION, a Delaware corporation ("Seller") and GENEVA STEEL COMPANY, a Utah corporation ("Buyer").

                                   RECITALS:

         A. Buyer is presently supplied certain quantities of oxygen from two (2) air separation facilities at its steel mill located in Vineyard, Utah (the "Geneva Works"), one of which is owned and operated by Seller and has a rated capacity of 282 tons per day of oxygen production (the "Existing Facility") and the other of which is owned and operated by Praxair, Inc. and has a rated capacity of 550 tons per day of oxygen production (the "Praxair Facility").

         B. Buyer requires additional substantial quantities of oxygen for use at Buyer's iron and steel making facilities in Vineyard, Utah.

         C. Buyer has requested that Seller replace and supplement products from the Existing Facility with those obtained from an 850 ton per day oxygen plant to be constructed, owned and operated by Seller.

         D. Seller is willing to retire the Existing Facility and to construct, own and operate an air separation plant at the Geneva Works from which Seller will supply certain industrial gases to Buyer.


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing, the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intending to be legally bound, agree as follows:


                            ARTICLE 1 - DEFINITIONS

         When used in this Agreement, each term below or defined elsewhere herein shall have the indicated meaning unless such meaning is clearly precluded by the context in which the term is used. Unless the context otherwise expressly requires, the words "herein," "hereto," "hereunder," and other words of similar import refer to this Agreement as a whole and not to a particular Article or portion thereof.

         1.1 "ARGON" means liquid argon produced at the New Facility meeting the specifications set forth in Section 6.1 hereof.

         1.2 "COMPLETION" means the New Facility has been completed and is ready and capable of supplying Products to the specifications set forth in
Article 6 at the quantities specified herein.

         1.3     "COMPLETION DATE" shall have the meaning set forth in Section
2.3.1 hereof.

         1.4 "DATE OF FIRST DELIVERY" means the date following Completion when Oxygen is first delivered to Buyer from the New Facility.

         1.5 "FACILITY SITE" means that parcel of real property at the Geneva Works depicted on Exhibit 1.6 hereto to be leased to Seller pursuant to the Ground Lease and upon which the New Facility shall be located.

         1.6 "GASEOUS OXYGEN" means oxygen produced at the New Facility meeting the specifications for oxygen set forth in Article 6 and delivered in gaseous form hereunder up to the applicable maximum respective production rates specified in Article 4.

         1.7 "GENEVA WORKS" means Buyer's plant located in Vineyard, Utah, and any additions or modifications thereto.

         1.8 "GROUND LEASE" means that certain Ground Lease of even date herewith executed by Seller and Buyer attached hereto as Exhibit 1.9, and any modifications or amendments thereto.

         1.9 "LIQUID NITROGEN" means nitrogen in liquid form produced at the New Facility.

         1.10 "LIQUID OXYGEN" means oxygen in liquid form produced at the New Facility meeting the specifications for oxygen set forth in Article 6.

         1.11    "MONTHLY FACILITY CHARGE" shall have the meaning set forth in
Article 5 hereof.

         1.12 "NEW FACILITY" means the air separation facility to be constructed, owned and operated by Seller at the Geneva Works, and all modifications, improvements and expansions made to such facilities during the term hereof, for the production, compression, storage and vaporization of Oxygen and the production and storage of Liquid Oxygen, Liquid Nitrogen and Argon.

         1.13    "NITROGEN" means gaseous Nitrogen and Liquid Nitrogen.

         1.14    "OXYGEN" means Gaseous Oxygen and Liquid Oxygen.

         1.15 "OXYGEN DELIVERY POINT" means the location on the battery limits of the Facility Site depicted on Exhibit 1.6 hereto.

         1.16 "OXYGEN DISTRIBUTION SYSTEM" means the system of trunk and service pipelines currently existing at the Geneva Works to transport Gaseous Oxygen from the Oxygen Delivery Point to the various use points within the Geneva Works.

         1.17 "PRODUCT(S)" means either singularly or collectively: Oxygen and Argon.

         1.18    "PSIG" means pounds per square inch gauge.

         1.19 "SCF" used as a measure of Oxygen, Nitrogen and Argon means that quantity of Oxygen, Nitrogen or Argon which in gaseous form would occupy a volume of one cubic foot at 70 degrees Fahrenheit temperature and 14.696 pounds per square inch absolute pressure.

         1.20 "SUPPLEMENTAL LIQUID OXYGEN" means Liquid Oxygen produced at the New Facility which is owned by Seller and all oxygen in liquid form which is hauled in from off-site production facilities by Seller.

         1.21 "TON" means 2,000 pounds avoirdupois or 24,160 SCF, 27,605 SCF and 19,342 SCF of Oxygen, Nitrogen or Argon, respectively.


                            ARTICLE 2 - NEW FACILITY

         2.1 New Facility. Seller, at its sole expense, shall construct, operate, own, maintain and repair the New Facility on the Facility Site during the term hereof pursuant to the Ground Lease. The New Facility shall be and remain the personal property of Seller at all times. The New Facility shall include, but not be limited to, the equipment, systems and facilities set forth on Exhibit 2.1 hereto. During the term of this Agreement, Buyer shall not cause the New Facility or the Facility Site to be sold, seized or encumbered in any way whatsoever, and Buyer shall cooperate with Seller in any reasonable manner, without cost or expense to Buyer, including the making of public filings or recordations, to ensure that no such sale, seizure or encumbrance of the New Facility or the Facility Site takes place; provided, however, that Buyer shall have the rights to encumber the Facility Site as set forth in the Ground Lease. Seller reserves the right to make changes, modifications, improvements, or expansions of the New Facility, at any time during the term hereof provided that (i) Seller's obligations hereunder are not diminished,
(ii) the production capacities of the New Facility as set forth herein are not diminished, (iii) the costs or taxes to be paid or utilities to be furnished by Buyer hereunder are not increased by such changes, modifications, improvements or expansions, and (iv) such changes, modifications, improvements, or expansions do not adversely affect Buyer, the Geneva Works or Buyer's operations.

         2.2 Tie-In With Oxygen Distribution System. Seller, at its expense, will perform and provide all work, piping, valves, controls, racks and supports necessary to connect the New Facility to the Oxygen Distribution System, all pursuant to specifications prepared by Seller and approved by Buyer. Subject to Section 2.3.2 hereof, such connections shall be made in a manner so as to minimize any downtime to Buyer's operations.

         2.3     Completion.

                 2.3.1 Completion Date. Seller shall achieve Completion of the New Facility, interconnection with the Oxygen Distribution System, and make the first delivery of Products from the New Facility to Buyer on or before the date occurring 548 calendar days after the Effective Date, as such date may be adjusted as provided in this Section 2.3 (the "Completion Date"). Notwithstanding the foregoing, Buyer shall have the right upon at least one (1) month's written notice to Seller, such notice to be received by Seller prior to June 1, 1996, to extend the Date of First Delivery for a period of up to nine
(9) months, in which event Seller shall be entitled to an increase in the Monthly Facility Charge equal to the product of Twenty-Eight Dollars ($28.00) multiplied by the number of calendar days that the Date of First Delivery is extended pursuant to this Section 2.3.1. Notwithstanding the provisions of sections 5.6.1 and 5.6.2, in the event that Buyer extends the Date of First Delivery pursuant to this section 2.3.1 by more than 60 days, no delay adjustment or early completion adjustment shall apply under either of those sections.

                 2.3.2    Delays.

                          2.3.2.1 Delays by Buyer.  In the event Completion of
the New Facility is materially delayed or interfered with exclusively by acts of Buyer such that Seller is unable to achieve Completion by the Completion Date, Seller shall be entitled to an extension of time in an amount equal to the actual unavoidable delay to such completion. The extension provided for in this Section 2.3.2.1 shall be Seller's exclusive remedy with respect to any such occurrences. No damages or additional compensation as a consequence of such delay or hinderance shall be allowed. No allowance or extension of the Completion Date shall in any event be granted to Seller for delay by Seller in preparing drawings, when such drawings are not properly prepared, or when Seller by the exercise of reasonable diligence and judgment could have anticipated or avoided the delay. Unless otherwise agreed in writing, no extension of the time for any cause whatsoever shall be claimed by Seller unless Seller shall have made a specific written request to Buyer for such extension within a reasonable time (not in any event to exceed ten (10) calendar days) after Seller obtained notice that cause for such extension has occurred. Such written request shall detail the reasons for, and anticipated length of, the delay.

                          2.3.2.2 Other Delays.  Subject to Article 11, if a
delay occurs in the critical path performance to timely achieve Completion through other than the fault of Buyer, Buyer shall allow Seller a period of ten
(10) calendar days, or such other time period as the parties may agree, to either present a plan for approval by Buyer to bring the work back to schedule or, at Seller's option, to bring the work back to schedule. In the event such cure is not timely effected or if such plan is not approved by Buyer, such delay shall be a material default by Seller and shall entitle Buyer to the remedies provided in Section 5.6 hereof. Seller shall not improperly threaten to delay the progress or performance of the work.

                          2.3.2.3 Contingencies.  If a contingency covered by
Article 11 or Section 14.1 hereof occurs and prevents Seller from achieving Completion by the Completion Date, the Completion Date shall be extended on a day-for-day basis until such contingency is resolved. Seller shall use its best commercially reasonable efforts to remove or resolve such contingency at the earliest possible date.

         2.4 Engineering Services. At Buyer's written request, Seller shall provide to Buyer at no charge all necessary preliminary engineering services for the interconnection of the New Facility and the Oxygen Distribution System, provided, however, that (a) final approval of such design is the responsibility of Buyer, and (b) any construction costs (not including engineering services) caused by changes by Buyer from prior approvals by Buyer of such layout and design shall be borne by Buyer.

         2.5 Used Equipment. Seller warrants that, unless otherwise agreed in writing by Buyer, the only used equipment or components that Seller will incorporate into the initial design of the New Facility are the (a) Existing Gaseous Oxygen Receiver Tanks (as hereinafter defined), (b) Liquid Nitrogen storage tanks, and (c) Argon storage tanks.

         2.6 Facility Site. Pursuant to the Ground Lease but subject to the immediately following sentence, Buyer will provide a filled and level site, free from overhead and underground obstructions as of the date of this Agreement, with a soil bearing capacity of 2,000 psf. Seller shall coordinate the design and installation of the New Facility to minimize any relocation or rerouting by Buyer of utilities located on or under the Facility Site; provided, however, that if subsurface conditions are encountered at the Site which differ materially from those indicated on Buyer's drawings and differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the type contemplated hereby, then Seller shall give prompt written notice to Buyer of such conditions before such conditions are disturbed. Buyer shall promptly investigate such conditions and shall either (a) authorize Seller to proceed with work to remedy or adjust such conditions with an equitable adjustment in the Completion Date and the Monthly Facility Fee whereupon Seller shall be obligated to complete such work, or (b) remedy such conditions and allow an equitable adjustment in the Completion Date.

         2.7 Safety Standards; Restricted Access. Seller shall comply with all of Buyer's safety and security standards and rules applicable generally to the Geneva Works; provided, however, that such standards and rules shall not relieve Seller of its responsibility for the safety of the Facility Site.
Buyer will use reasonable efforts to prevent Buyer's employees from entering the Facility Site or altering, repairing, adjusting or otherwise tampering with the New Facility without the prior consent of Seller. Notwithstanding the foregoing, Buyer shall have the right to unrestricted access for emergency remediation and/or required maintenance on the Plant. Buyer will prohibit smoking and the use of open flames by its employees within fifty (50) feet of the New Facility; provided, however, that Seller shall be and remain responsible for all emergency response fire protection required for the New Facility.

         2.8 Liens. In express consideration of the terms, covenants and undertakings set forth herein, and for other valuable consideration, Seller knowingly and intentionally waives any and all rights it may have, now or in the future, to assert liens or claims of liens against the Facility Site or the Geneva Works; provided, however, that the foregoing shall not be a waiver of Seller's right to payment hereunder but only the right to assert liens against Buyer's property related thereto. Seller will cause all persons providing equipment, materials or labor for the New Facility to similarly waive their lien rights prior to performing any work on or for the New Facility. Buyer shall indemnify, defend and hold Seller harmless from and against liens against the New Facility due solely to its location on Buyer's premises. Seller shall indemnify, defend and hold Buyer harmless from and against liens and claims arising from the acts or omissions of Seller or its subcontractors, employees, agents and invitees or due to the failure of Seller or its contractors to timely pay amounts owed to contractors, subcontractors, suppliers, materialmen or others.

         2.9 Compliance with Law. The New Facility shall at all times during the term hereof conform with all applicable statutes, regulations, ordinances, rules, standards and codes (including the Uniform Building Code requirements for zone 4 seismic activity) including, but not limited to, OSHA requirements related to noise levels.

         2.10 Existing Facility. Buyer and Seller agree as follows with respect to the Existing Facility:

                 2.10.1 Termination of Contract. That certain Oxygen Supply Agreement dated September 27, 1988, as amended (the "Existing Agreement"), between Buyer and Seller, as successors in interest, shall be terminated at the Date of First Delivery; provided that certain Lease dated April 17, 1968, as amended (the "Existing Lease") shall continue in full force and effect modified as provided in Section 2.10.2 hereof.

                 2.10.2 Removal of Improvements. Notwithstanding anything in the Existing Agreement to the contrary, except as provided below, for a period of two (2) years after the Completion Date Seller shall not remove or cause to be removed from the Geneva Works the Existing Facility, or any part thereof (other than the Existing Gaseous Oxygen Receiver Tanks), without the prior written consent of Buyer, and the terms and conditions of the Existing Lease shall be of full force and effect during such period. During such two (2)-year period, Seller shall, if requested by Buyer, supply to Buyer industrial gases from the Existing Facility pursuant to a mutually acceptable agreement. During such period, Buyer at no cost to Seller shall (a) provide limited steam, Nitrogen and electrical power (480 volt) to the Existing Facility to keep the Existing Facility in an idle condition necessary to recommence operation, (b) reimburse Seller for any real and personal property taxes incurred by Seller and applicable to such period related to the Existing Facility, and (c) pay to Seller the sum of Six Hundred Fifty Dollars ($650.00) per month to fully compensate Seller for the cost of maintaining the Existing Facility in an idle state. Notwithstanding the foregoing, Buyer shall have the right to terminate its obligations and rights under this Section 2.10.2 at any time upon written notice to Seller. If during such two (2) year period Seller desires to use the Existing Facility at another location, Seller shall so notify Buyer in writing and Buyer may within ten (10) working days after receipt of such notice notify Seller of its desire to obtain industrial gases from the Existing Facility and thereafter Seller and Buyer shall negotiate in good faith for an acceptable supply agreement. If Buyer fails to so notify Seller within such ten (10) working day period or conclude an acceptable supply agreement with Seller after giving such notice, Seller shall have the right to remove such Existing Facility from and the rights of Buyer and Seller under this Section 2.10.2 shall be of no further force or effect.

                 2.10.3 Use of Storage Tanks. The Existing Facility includes storage tanks capable of storing 8,690 cubic feet (water volume) or a total capacity of 17,380 cubic feet (water volume) (the "Existing Gaseous Oxygen Receiver Tanks"). For a period of six (6) months after the Date of First Delivery Seller agrees that it shall, without additional cost to Buyer, keep the Existing Gaseous Oxygen Receiver Tanks at the Existing Facility and Buyer shall be entitled to use such Tanks in connection with the New Facility. Buyer may, by written notice to Seller within such six-month period, make a one-time election to use for the duration of the term hereof the Existing Gaseous Oxygen Receiver Tanks at the New Facility for an additional fee of $3,650 per month commencing with the first month following the giving of such notice. If during the final three (3) months of such six month period Seller desires to use the Existing Gaseous Oxygen Receiver Tanks at another facility, Seller shall so notify Buyer in writing and Buyer may within ten (10) days after receipt of such notice notify Seller of its election to use for the duration of the term hereof the Existing Gaseous Oxygen Receiver Tanks as provided herein. If Buyer fails to so notify Seller within such ten (10) day period, Seller shall have the right to remove such Existing Gaseous Oxygen Receiver Tanks from the Existing Facility and Buyer's rights under this Section 2.10.3 shall be of no further force or effect.


                             ARTICLE 3 - UTILITIES

         3.1 Site Utilities. Subject to the provisions of Section 2.1, Buyer will provide at no charge to Seller at the locations depicted on Exhibit
1.6 hereto the following utilities and services and in the estimated quantities shown for Seller's use:

Sanitary Sewer ..........................  Domestic sewage that has been pumped to Buyer's system by Seller

Storm Drain and Waste Water Runoff(1)....  Storm and wastewater runoff that has been piped by Seller to Buyer's
                                           existing storm drainage system

Electrical Power
(13,800 Volts/60 Hertz)..................  19000 KVA peak demand connected load
                                           (At 13800 V. The minimum short
                                           circuit shall be 700 MVA and the
                                           maximum short circuit shall be 1000
                                           MVA).

(480 Volts)..............................  1000 KVA peak demand connected load for emergency and construction power.

Natural Gas.............................   17.300 MMBTU per hour LHV peak.

Nitrogen for Plant Start-Up.............   75 SCF per minute at 450 PSIG with a
                                           dew point of at least minus 40
                                           degrees Fahrenheit.

All other water, except fire water which shall be provided by Buyer (Seller to be responsible for the cost of connection and installation of appropriate lines from nearest available source of supply), and water delivery systems for the New Facility, including potable, treated and make-up water, shall be obtained by Seller from other sources without cost to Buyer. In the event of a utility interruption, Buyer shall use reasonable commercial efforts to minimize and eliminate such interruption as soon as reasonably practicable. Notwithstanding the foregoing, Buyer shall not be liable for any interruption of utility service to the New Facility.


                              ARTICLE 4 - QUANTITY

         Seller shall sell and deliver to Buyer, and Buyer will purchase and receive from Seller, the following Products:

         4.1      Oxygen Quantities.

                 4.1.1 Oxygen. Seller will sell and deliver into the Oxygen Distribution System such gaseous produced oxygen from the New Facility as Buyer may from time to time reasonably notify Seller it desires up to (a) a maximum instantaneous delivery rate at the Oxygen Delivery Point of 13,422 SCF per minute, and (b) 800 Tons per day average gaseous production with no liquid production or 750 Tons per day average gaseous production with 50 Tons per day average liquid production, such production and delivery rates adjusted for the design conditions of 70 degrees

____________________________

(1) Discharges to Buyer's 36" culvert shall be comprised of only cooling tower blowdown containing no heavy metals, intermittent surface run-off from scuppers around equipment which may contain only traces of oil, building floor drains which may contain only traces of oil and detergents, and hub drains containing only clean condensate.

Fahrenheit dry bulb, relative humidity of 24%, and barometric pressure of 12.4 PSIA. In addition, Seller will sell and deliver into the Oxygen Distribution System such vaporized Liquid Oxygen from the Liquid Oxygen owned by Buyer in storage at the New Facility as Buyer may from time to time reasonably notify Seller it desires up to a maximum instantaneous delivery rate of 13,422 SCF per minute.

                 4.1.2 Excess Produced Gaseous Oxygen. If, from time to time, Buyer desires Gaseous Oxygen production rates in excess of those specified in Section 4.1.1 hereof, Seller shall supply to Buyer without additional charge such Gaseous Oxygen to the extent it is produced and can be compressed at the New Facility in gaseous form.

                 4.1.3 Supplemental Liquid Oxygen. If, from time to time, Buyer desires Supplemental Liquid Oxygen, Seller shall supply to Buyer Supplemental Liquid Oxygen to the extent that it is available and delivery can be safely made within the flow and pressure limitations of the equipment installed at the New Facility. Notwithstanding the foregoing, Buyer shall have the unconditional right to obtain Liquid Oxygen from any other source it deems appropriate.

         4.2 Argon Quantities. Subject to the parties' reaching a mutually satisfactory price pursuant to Section 5.3, Seller will sell, f.o.b. truck at the New Facility, on an as-available basis from Seller's storage tanks such Argon produced from the New Facility as Buyer may from time to time reasonably notify Seller it desires to purchase for its own use and not for resale.

         4.3 Operation Level. Under normal operating conditions, that is when no contingency exists under Article 11 and no shutdown has been taken pursuant to Section 8.1 hereof, Seller will operate the New Facility at the greater of the delivery level for (i) Products of which Seller has received the notice specified in this Article 4, or (ii) Oxygen, Liquid Nitrogen and Argon to which Seller is entitled herein, subject to the production rates as set forth in this Article 4.

         4.4 Liquid Products. When the New Facility is operating at 750 Tons per day average production rates for Gaseous Oxygen, the New Facility will produce a minimum of 100 Tons per day of Liquid Oxygen, a minimum of 50 Tons per day of Liquid Nitrogen, and a minimum of 40.5 Tons per day of Argon. Subject to Section 4.1.2 and this Section 4.4, Buyer shall have the right to the production of Liquid Oxygen, up to a maximum of 50 Tons per day, during the term hereof determined pursuant to either of the following formulae, as the case may be:

                 (i) For any day on which the Actual combined Tons of Gaseous Oxygen and Liquid Oxygen produced at the New Facility total 850 Tons or less, Buyer shall have the right to Liquid Oxygen as follows:

                 Liquid Oxygen = 800 Tons - Actual Tons of Gaseous Oxygen delivered to Buyer

                 (ii) For any day on which the Actual combined Tons of Gaseous Oxygen and Liquid Oxygen produced at the New Facility total more than 850 Tons, Buyer shall have the right to Liquid Oxygen as follows:

                 Liquid Oxygen = (800 Tons + EP) - Actual Tons of Gaseous Oxygen delivered to Buyer.

                          WHERE:

                          EP = (Actual Tons of Oxygen Produced - 850 Tons)

Notwithstanding the foregoing, Seller shall have the right to all remaining Liquid Oxygen produced.

                 4.4.1 Liquid Oxygen and Liquid Nitrogen Credit. Seller shall credit against the Adjusted Monthly Facility Charge and any other monetary obligations of Buyer hereunder the following amounts for each Ton of Liquid Oxygen and each Ton of Liquid Nitrogen removed from the New Facility by Seller each month during the term hereof, the quantity of which shall be measured pursuant to the provisions of Section 9.2 hereof:

                                                            PRICE ($ per TON)

                 Liquid Oxygen and Liquid Nitrogen          P x 520

         where:

                 P = Buyer's then current incremental electrical power costs in dollars per KWH, as defined in Section 6.3 hereof.

Each month Buyer will provide adequate documentation to Seller supporting the calculation of such incremental power cost.

                 4.4.2 Argon Credit. Seller shall credit against the Monthly Facility Charge and any other monetary obligations of Buyer hereunder,
the sum of $            per Ton of Argon (the "Argon Credit") when removed by
Seller from the New Facility, the quantity of which shall be measured pursuant to the provisions of Section 9.2 hereof. The Argon Credit will be increased annually, commencing on the first anniversary of the Date of First Delivery, in
the amount of          ($          ) per year.  Seller agrees to remove all
Argon produced at the New Facility that is available for shipment and to minimize to the extent reasonable any Argon evaporation prior to such removal.

         4.5 Title. Title to Gaseous Oxygen shall pass to Buyer upon delivery by Seller of into the Oxygen Distribution System at the Oxygen Delivery Point. Title to Liquid Oxygen shall pass to Buyer, in the proportion set forth in Section 4.4 hereof, upon delivery into the liquid oxygen storage tanks. Title to Argon purchased by Buyer pursuant to Section 4.2 hereof shall pass at the point at which such Argon is loaded into trucks at the New Facility.

         4.6 Inventory Records. Seller shall keep adequate inventory records on a daily basis documenting Liquid Oxygen production, including storage tank level, Supplemental Liquid Oxygen, vaporized Liquid Oxygen, Liquid Oxygen removed from the New Facility, and evaporization losses. Such records shall establish respective ownership by Buyer and Seller of any commingled Liquid Oxygen and shall be subject to Buyer's review and approval.


                               ARTICLE 5 - PRICES

         5.1 Monthly Facility Charge. As promptly as practicable after the end of each calendar month, Seller will invoice Buyer and Buyer will pay Seller a monthly facility charge (the "Monthly Facility Charge") in the amount of
           ($                       ), as adjusted under Section 5.5.1, plus
the taxes specified in Article 10; provided that if Buyer elects to retain the Existing Gaseous Oxygen Storage Tanks as provided in Section 2.10.3 hereof, the
Monthly Facility Charge shall be increased by $            per month.  The
Monthly Facility Charge is intended to fully compensate Seller for the New Facility and all Oxygen (except Supplemental Liquid Oxygen) that Seller is obligated to deliver to Buyer pursuant to this Agreement.

         5.2 Supplemental Liquid Oxygen. Any Supplemental Liquid Oxygen delivered by Seller to Buyer at Buyer's request shall be invoiced to Buyer at
$             per 100 SCF, as such price may be adjusted pursuant to Section
5.5.2 hereof, plus, for Supplemental Liquid Oxygen hauled in from off-site, reasonable actual delivery charges to the Facility Site.

         5.3 Argon. The price for Argon purchased pursuant to Section 4.2 hereof (the "Argon Price") shall be agreed upon among the parties at the time of any such purchase.

         5.4 Payment. The terms of payment will be net twenty (20) days following receipt of invoice. Buyer shall remit payments to Seller hereunder to the address indicated on Seller's invoice. Seller shall have the right to charge Buyer a late payment fee on any past due amount, such fee to be computed from the date such payment was due at an interest rate of 3% above the prevailing prime rate of interest of Texas Commerce Bank, N.A., Houston, Texas (or any successor principal bank of Seller). Any billing dispute or claim must be made in writing within thirty (30) days after receipt of invoice, otherwise the amount indicated on such invoice shall be considered by both parties to be final and binding. The Adjusted Monthly Facility Charge, prorated for any partial month, shall commence on the Date of First Delivery. Buyer shall be invoiced by Seller in arrears. If Buyer is not ready to utilize such Products within sixty (60) days after Completion, Buyer shall commence the payment of the Monthly Facility Charge with the Monthly Facility Charge due for the month following the expiration of such sixty (60) day period. However, Seller agrees to reduce the Monthly Facility Charge during the period of such non-use by Buyer by an amount equal to any of Seller's avoided out-of-pocket costs.

         5.5     Price Adjustment.

                 5.5.1 Adjustment. The Monthly Facility Charge will be adjusted (the "Adjusted Monthly Facility Charge") semi-annually on January 1 and July 1 (each an "Adjustment Date"), commencing January 1, 1996, in accordance with the following formula.

   Adjusted Monthly Facility Charge = C0 [0.10 L/15.31 + 0.10 P/122.4 + .80]

         where:
                 C0 = Monthly Facility Charge determined pursuant to Section
                 5.1 without adjustments.

                 L = Earnings Index, as hereinafter defined.

                 P = PPI, as hereinafter defined.

                 5.5.2 Supplemental Liquid Oxygen and Argon. The prices for Supplemental Liquid Oxygen shall be adjusted from time to time in accordance with changes in Seller's published schedule prices. Buyer shall be given at least thirty (30) days' prior notice of any price changes for Supplemental Liquid Oxygen or Argon. Seller represents that the prices paid hereunder by Buyer for Supplemental Liquid Oxygen and Argon shall not be higher than those paid by any other customers of Seller for similar quantities and qualities of such Products produced at the New Facility under comparable contract supply and duration.

                 5.5.3 Required Documentation. At the time Seller makes any adjustment pursuant to this Section 5.5 it shall deliver to Buyer adequate documentation (including mathematical calculations) supporting such adjustment.

                 5.5.4 Definitions. As used herein, the term (a) "Earnings Index" means the average of the Average Hourly Earnings for workers in Chemical and Allied Industries for each of the three (3) months immediately preceding the Adjustment Date, and (b) "PPI" means the average of the Producers Price Index for Industrial Commodities, based upon 1982=100, for each of the three
(3) months immediately preceding the Adjustment Date, both of which indices are published by the United States Department of Labor, Bureau of Labor Statistics. If the computation of either or both of such indices is changed so that the base year differs from that at the time the beginning index is first published, the such index will be converted in accordance with the conversion factor published by the Department of Labor, Bureau of Labor Statistics. If either or both such indices are discontinued or revised, such government indices or computation with which they are replaced shall be used in order to obtain substantially the same result as would be obtained if the indices had not been dominated or revised.

         5.6     Delay and Early Completion Adjustment.

                 5.6.1 Delay Adjustment. If Seller fails, for reasons other than the occurrence of a contingency as defined in Article 11 or a delay contemplated by Section 2.3.2 hereof, to achieve Completion of the New Facility and the interconnection of the New Facility with the Oxygen Distribution System and to provide the Products to Buyer from the New Facility as specified in
Article 4 by the Completion Date, then the Monthly Facility Charge shall be decreased, for the term of this Agreement, by the sum of the following amounts for each calendar day after the Completion Date that the New Facility has not achieved Completion:

                                           Daily Credit against
                 Days of Delay             Monthly Facility Charge
                 -------------             -----------------------
                 1 through 15                      $
                 16 through 45                     $

Seller acknowledges that the damages to be suffered by Buyer in the event Seller fails to timely achieve Completion of the New Facility by the Completion Date will result in irreparable harm to Buyer which is difficult to calculate. The foregoing reduction in the Monthly Facility Charge is intended to compensate in part Buyer for the damages that will be caused by such late completion and are agreed upon liquidated damages not a penalty or other forfeiture. Notwithstanding the foregoing, in the event the New Facility has not achieved Completion within forty-five (45) days after the Completion Date, Buyer, in addition thereto, shall have the right to seek specific performance hereunder and/or any other relief available at law or in equity.

                 5.6.2 Early Completion Adjustment. If prior to the scheduled Completion Date Seller achieves Completion of the New Facility, the interconnection of the New Facility with the Oxygen Distribution System, and is ready to provide the Products to Buyer from the New Facility as specified in
Article 4, then Monthly Facility Charge, shall be increased, for the term of this Agreement, by the sum of the following amounts for each calendar day before the Completion Date that the New Facility has achieved Completion:

                 Each Day                  Increase to
                 Early                     Monthly Facility Fee
                 --------                  --------------------
                 1 through 15              $
                 16 through 45             $

         5.7 Disputes. In the event Buyer disputes, in good faith, any invoice of Seller, Buyer shall timely pay the undisputed portion of such invoice and include therewith a reasonably detailed explanation in writing of the reasons Buyer disputes the balance of such invoice. If Seller disagrees with Buyer's explanation, the matter shall be referred for dispute resolution pursuant to Article 19.


                       ARTICLE 6 - PRODUCT SPECIFICATIONS
                        AND POWER CONSUMPTION GUARANTEE

         6.1 Product Specifications. Seller guarantees that Products delivered at their respective Delivery Points hereunder shall conform to the following composition:

                 6.1.1    Oxygen.  Oxygen will be at least 99.5% pure by volume.

                 6.1.2    Argon.  Argon will be at least 99.999% pure by volume.

         6.2     Non-conforming Product.

                 6.2.1 Non-conforming Oxygen. Any Oxygen delivered hereunder by Seller which does not conform to the specifications set forth in
Section 6.1 hereof may be rejected by Buyer by providing Seller with verbal notice within twenty-four (24) hours and subsequent written confirmation within twenty (20) days after delivery thereof, and the Adjusted Monthly Facility Charge shall be reduced pro rata in proportion to the following ratio:

         (i) The total amount of non-conforming Oxygen delivered (in Tons) during the month;

         divided by:

         (ii) 24,320.

Buyer reserves the right to review Seller's records and to confirm Oxygen conformity with the requirements of this Agreement.

                 6.2.2 Non-conforming Argon. Any Argon purchased by Buyer pursuant to Section 4.2 hereof which does not conform to the specifications set forth in Section 6.1 hereof, may be rejected by Buyer providing Seller with verbal notice within twenty- four (24) hours and subsequent written confirmation within twenty (20) days after delivery thereof, and the non-conforming Argon will be replaced at Seller's sole cost.

         6.3     Power Consumption Guarantee.

                 6.3.1 Power Tests. Within ninety (90) days following the Date of First Delivery, and at a time mutually agreeable to Buyer and Seller, Seller's representatives will measure the electrical power demand of the New Facility ("Power Test"). Additionally, Buyer and Seller each have the right to demand a Power Test up to two (2) times
each calendar year.   Each Power Test will be conducted while producing Product
and Liquid Nitrogen at the following average rates:

Gaseous Oxygen                    750 Tons per day at 450 PSIG
Liquid Oxygen                     100 Tons per day
Liquid Nitrogen                   50 Tons per day
Argon                             40.5 Tons per day

Buyer's personnel, at their option, may witness the Power Test. The duration of the Power Test shall be twenty-four (24) hours. The actual demand, as measured using meters installed at the New Facility, pursuant to Section 9.3, as adjusted for power and product meter tolerances and ambient conditions at Vineyard, Utah of 70 degrees Fahrenheit dry bulb, 24% relative humidity, and
12.4 pounds per square inch absolute, shall not exceed 14,641 KW plus or minus 4% (the "Power Consumption Guarantee").

                  6.3.2 Penalty. Should the demand during the Power Test exceed the Power Consumption Guarantee, the Adjusted Monthly Facility Charge shall be immediately reduced by the following amount:

         Amount = (A - 1.02 B) x C x P

         where:

         A =     the average power demand rate established during the Power Test
         B =     the Power Consumption Guarantee (14,641 kw)
         C =     the number of hours the New Facility operated during the month
         P =     Buyer's Incremental cost of electric power, calculated as
                 follows:

                          Incremental Cost (P) = ((D/730) + E)

                 Where:  E =      price paid by Buyer for the energy portion of
                                  the power purchased from PacifiCorp for a demand rate in excess of 90 MW, expressed in dollars per kwh.; and

                          D = the demand charge (expressed in $ per kwh) under Utah Power's Schedule 9 rate or, if
                                  Schedule 9 is no longer available, a
                                  successor tariff of Utah Power generally available to industrial customers like Seller.

Such reduction shall be made until such time as Seller has demonstrated compliance with the Power Consumption Guarantee.

                  6.3.3 Credit. Should the demand during the Power Test be less than the Power Consumption Guarantee, then the Adjusted Monthly Facility Charge shall be increased by fifty percent (50%) of the Amount set forth below:

         Amount = (0.98 B - A) x C x P

         where:
         A =     the average power demand rate established during the Power Test
         B =     the Power Consumption Guarantee (14,641 kw)
         C =     the number of hours the New Facility operated during the month
         P =     Buyer's Incremental cost of electric power, calculated as
                 follows:

                          Incremental Cost (P) = ((D/730) + E

         Where:  E =      price paid by Buyer for the energy portion of the
                          power purchased from PacifiCorp for a demand rate in excess of 90 MW, expressed in dollars per kwh; and

                 D = the demand charge (expressed in $ per kwh) under Utah Power's Schedule 9 rate or, if Schedule 9 is no longer available, a successor tariff of Utah Power generally available to industrial customers like Seller.

Such increase shall be made until such time as Seller is not in compliance with the Power Consumption Guarantee.

         6.4 Limitation. THERE ARE NO EXPRESS WARRANTIES BY SELLER OTHER THAN THOSE SPECIFIED IN THIS AGREEMENT. NO WARRANTIES BY SELLER (OTHER THAN WARRANTY OF TITLE AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) SHALL BE IMPLIED OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE, INCLUDING BUT NOT LIMITED TO, THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

                         ARTICLE 7 - DELIVERY PRESSURE

         Gaseous Oxygen shall be delivered by Seller into the Oxygen Distribution System and at a minimum pressure of 450 PSIG.


                         ARTICLE 8 - SELLER'S SHUTDOWN

         8.1 Ordinary Downtime. Seller will have the right from time to time to shut down the production portion of the New Facility for such periods of time as may be necessary for Seller to perform scheduled ordinary repairs for maintenance and/or thawing necessary or consistent with proper operation, not in any event to exceed fourteen (14) days during any two consecutive contract years during the term hereof; provided, however, that the foregoing period is not intended to limit Seller's rights in the event of a contingency under Article 11 hereof. During any such shut-down period, at Buyer's request, Buyer's Liquid Oxygen available in the New Facility's storage tanks, determined pursuant to Section 4.6 hereof, will be vaporized and delivered to Buyer. Buyer and Seller will coordinate to the extent practicable Seller's scheduled shutdowns under this Article 8 with Buyer's periods of reduced Product needs and when the Praxair Facility is on-line, and shall minimize any resulting downtime or reduced production impacts on Buyer's operations.

         8.2 Vaporization. In the event from time to time Seller is unable to supply all or part of the applicable quantities of Products set forth in
Article 4 by reason of shutdown under Sections 6.3 or 8.1 or a contingency under Article 11, and Buyer requires the use of Seller's storage and vaporization equipment for Products purchased from third parties, Seller, without charge to Buyer, shall permit such storage, and shall also vaporize and deliver such oxygen to the Oxygen Distribution System. Buyer hereby agrees to hold Seller harmless and indemnify Seller against any loss or damage to its equipment, or injury, illness or death of persons arising out of or incident to any deliveries by another industrial gas supplier. Buyer's exercise of the rights specified in this Section 8.2 shall not entitle Buyer to recover from Seller any part of the purchase price paid to such other industrial gas supplier, including but not limited to the difference between the price for Product(s) charged by such other industrial gas supplier and the price(s) specified in this Agreement; provided, however, that if (a) such downtime under Sections 6.3 or 8.1 exceeds eight (8) consecutive days, (b) Seller is unable to supply to Buyer the required quantities of Products hereunder, and (c) Buyer is required to obtain Oxygen and/or Argon from sources (including from third parties or Seller) other than the New Facility to supply all or part of the applicable quantities of Products set forth in Article 4, then the Adjusted Monthly Facility Charge will be reduced by the costs incurred by Buyer in obtaining such Products from sources other than the New Facility and the term of this Agreement will be extended for a period equal to twice the duration of such shutdown. Upon written notice from Seller that the shutdown or contingency is concluded, Buyer's right to obtain Products from a third party and Seller's obligation to accept deliveries and vaporize Products obtained from third parties shall cease with respect to such shutdown or contingency and the entire Adjusted Monthly Facility Charge shall be paid to Seller by Buyer pursuant to the terms of this Agreement. If the Adjusted Monthly Facility Charge is reduced pursuant to this Section 8.2, then any days of downtime under
Section 6.1 or 8.1 hereof in excess of eight (8) consecutive days shall not be counted for purposes of Seller's fourteen (14) days of ordinary downtime pursuant to Section 8.1 hereof.

         8.3 Right to Alternate Supply. In all events, including periods when Seller is unable to supply all or part of the applicable quantities of Products set forth in Article 4 by reason of shutdown under Sections 6.3 or 8.1 or a contingency under Article 11, Buyer shall have the independent right to purchase Products, or any part thereof, from another industrial gas supplier; provided, however, that except as specified in Section 8.2 all such deliveries of Products made by such other industrial gas supplier shall be made into equipment provided by such other industrial gas supplier. Notwithstanding the foregoing, except for Products from the Praxair Facility, Buyer shall not exercise its right to purchase Gaseous Oxygen under this Section 8.3 for resale or for use in Buyer's currently existing processes from independent suppliers unless Buyer first takes delivery of at least 750 Tons per day of Gaseous Oxygen from the New Facility.


                         ARTICLE 9 - METERING EQUIPMENT

         9.1 Gaseous Oxygen Metering. Seller, at its expense, shall install and maintain gas-phase oxygen flow rate meter as a part of the New Facility at locations within the Facility Site mutually acceptable to the parties for the purpose of accurately measuring the quantities and instantaneous flow rates of Oxygen delivered to Buyer hereunder. The meters shall be billing quality meters of a brand and type mutually agreed upon by Buyer and Seller.

                 9.1.1 Calibration. Seller, at its expense, shall calibrate such metering equipment at six month intervals, and Buyer may have its representatives present during any such tests.

                 9.1.2 Buyer Tests. At any time requested by Buyer, but not more often than once a year, Seller will test such metering equipment in the presence of Buyer's representative, and if the metering equipment is found on such test to be accurate as specified above, then the cost and expense of such test will be borne by Buyer but if the metering equipment is found on such test to be inaccurate as specified above, then the cost and expense of such test and of correcting the inaccuracy in the metering equipment will be borne by Seller.

         9.2 Liquid Weights. Seller will measure the quantities of Liquid Oxygen, Liquid Nitrogen and Argon delivered to, and removed from, the New Facility by certified weight scales or any other method mutually agreed upon in writing by the parties hereto. Seller shall deliver documentation of such weights to Buyer upon request therefor. Such scales shall be tested and calibrated in accordance with the same procedures set forth in Section 9.1.1 hereof except such tests and calibrations shall be performed on three (3) month intervals. The quantity of Argon produced at the New Facility shall be determined by using the weights determined as set forth above.

         9.3 Electric Metering Equipment. Seller, at its expense, shall install and maintain electricity meters of a mutually acceptable quality, brand and type, as a part of the New Facility at a location mutually acceptable to the parties for the purpose of accurately measuring the power consumption of the New Facility.

                               ARTICLE 10 - TAXES

         10.1 Sales and Other Taxes. If at any time during the term of this Agreement any tax (other than a net income or excess profits tax, general franchise tax imposed on corporations on account of their right to do business within the state as a foreign corporation) is imposed on Seller by any governmental authority upon, or measured by, the production, delivery, or use of the Products supplied to Buyer, which directly increases Seller's costs incurred in the production, sale or delivery of any Products to Buyer hereunder, Buyer will reimburse Seller therefor to the extent that Seller can reasonably demonstrate that its costs of production, sale or delivery hereunder are directly increased thereby. Buyer shall pay any sales or use taxes imposed on the purchase and sale of Products hereunder. It is expressly agreed that all sales and use taxes arising as a result of the construction of the New Facility shall be paid by Seller. Notwithstanding the preceding sentence, Buyer agrees to reimburse Seller for the amount of all such sales and use taxes arising as a result of the construction of the New Facility as follows:

         The amount of the Monthly Facility Charge during the term of this Agreement shall be increased by

         10.2 Property Taxes. Seller and Buyer shall each pay one-half (1/2) of all real and personal property taxes or assessments which may now or hereafter be levied on the Facility Site or the New Facility, respectively, during the term of this Agreement.


                           ARTICLE 11 - CONTINGENCIES

         11.1 Contingencies. Neither party hereto will be liable to the other for default or delay in the performance of any of its obligations hereunder due to an act of God, accident, fire, flood, storm, riot, war, sabotage, explosion, strike, work stoppage, concerted acts of workers, national defense requirement, governmental law, ordinance, rule or regulation, whether valid or invalid, extraordinary failure of equipment or inability to obtain sufficient quantities of electrical power, steam, water or other utilities or type of energy, raw material, labor, equipment or transportation or any similar or different contingency beyond its reasonable control which would make performance commercially impracticable whether or not the contingency is of the same class as those enumerated above, it being expressly agreed that such enumeration shall be non-exclusive; provided, however, that neither business downturn nor economic conditions will qualify as a contingency within the meaning of this Article 11. The party so prevented from performance shall, upon prompt, written notice to the other party, be excused to the extent that its obligations are prevented, interfered with or restructured because of such contingency event. Notwithstanding the occurrence of such contingency, each party shall exert all reasonable efforts to continue in the performance of its obligations hereunder and bring any period of contingency to an end and as expeditiously as possible; provided that any strike or labor disturbance or similar difficulty of any kind shall be deemed to be beyond the reasonable control of the party whose performance is affected thereby.

         11.2 Reduced Delivery or Taking. If, for any period, a contingency covered by Section 11.1 reduces the delivery or taking of Oxygen from the New Facility, the party affected thereby will give prompt notice to the other party of the reduction or interruption, and the Adjusted Monthly Facility Charge will be reduced pursuant to the following formula:

         Reduction Amount = 0.80 x Monthly Facility Fee   x   A   x   N
                            --------------------------       ---
                                           30.4                   800

                 where:   A =      Average Oxygen delivered in Tons per day
                                   during such time of reduced delivery or
                                   taking.

                          N =      Number of days of reduced delivery or taking.

Buyer will accept and pay for any Product, delivered before said notice is given. Upon receiving said notice from Seller, Buyer will advise Seller to discontinue said deliveries or request that they be continued. If advised by Buyer, Seller shall deliver any Products reasonably available from the New Facility and shall use reasonable efforts to deliver in accord with Buyer's demand any Products which Seller has reasonably available for Buyer from other locations. Seller will continue said deliveries, if so requested, to the extent and for as long as Seller in its reasonable discretion determines that its own needs for consumption of Products and its pre-existing contract commitments to others will permit. Buyer will pay for any Products delivered by Seller from other locations pursuant to this Section 11.2 at the price negotiated between the parties at the time plus any additional costs related to special purchase, freight or handling. Buyer shall have the right to obtain Products from other suppliers during the existence of any contingency under
Section 11.1.

         11.3 No Production. During any period that no Oxygen is delivered or taken from the production of the New Facility due to the occurrence of a contingency covered by Section 11.1, Buyer will be fully relieved of its obligation to pay the Monthly Facility Charge.

         11.4 Extension of Term. The term of this Agreement shall, at either party's option, be extended for a period equal to twice the total number of calendar days that Buyer is relieved from payment of any portion of the Adjusted Monthly Facility Charge pursuant to Section 8.2, this Article 11, and Article 21. The party desiring to exercise this option must so notify the other party in writing within sixty (60) calendar days after the end of such period of reduced payments.


                             ARTICLE 12 - LIABILITY

         12.1 Acknowledgement. Buyer acknowledges that there are hazards associated with the use of the Products. Buyer agrees that its personnel concerned with the Products are aware of the hazards and assumes all responsibility for the warning of its employees and independent contractors of all hazards to persons and property in any way connected with Buyer's use, storage and handling of the Products. Buyer also assumes all responsibility for the suitability and the results of using the Products alone or in combination with other articles or substances and in any manufacturing or other processes or procedures. Neither Seller nor Buyer shall be liable under this Agreement for any incidental, consequential, indirect, or special damages of any kind, including, but not limited to, loss of profits, loss of use or loss of business, unless caused by the willful or intentional acts of such party.

         12.2 Indemnity by Buyer. Buyer hereby covenants and agrees to indemnify and hold Seller harmless from and against any and all claims, losses, damages, actions, and causes of action, costs or expenses (including reasonable attorneys' fees) of any nature or kind, brought against Seller arising from or incidental to Buyer's activities or presence, including that of its employees, contractors, agents, representatives, and invitees on or about the Facility Site or New Facility; provided, however, that Buyer shall not be liable for, and this indemnity shall not extend to, any such liability, loss, demand, action, or cause of action to the extent that it results from or is attributable to the negligent acts or omissions of Seller, or its employees, contractors, agents, representatives and invitees.

         12.3 Indemnity by Seller. Subject to Section 12.1, Seller hereby covenants and agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, damages, actions, and causes of actions, costs or expenses (including reasonable attorneys' fees) of any nature or kind, brought against Buyer arising from or incidental to Seller's activities or presence, including that of its employees, contractors, agents, representatives, and invitees on or about the Geneva Works; provided, however, that Seller shall not be liable for, and this indemnity shall not extend to, any such liability, loss, demand, action, or cause of action to the extent that it results from or is attributable to the negligent acts or omissions of Buyer, or its employees, contractors, agents, representatives and invitees.


                     ARTICLE 13 - ATMOSPHERIC CONTAMINANTS

         Buyer agrees to notify and consult with Seller concerning any process or facility changes by Buyer at the Geneva Works which would cause an increase in atmospheric contaminants at or near the New Facility.


               ARTICLE 14 - ENVIRONMENTAL CONDITIONS AND PERMITS

         14.1 Site Condition. In the event any hazardous or toxic materials or substances are discovered on, in or under the Facility Site which would prevent, delay or increase the cost of erection or operation of the New Facility, Seller shall promptly notify Buyer and, unless otherwise directed by Geneva, cease all construction activities at the Facility Site and the Completion Date shall be extended as provided in Section 2.3.2.3 hereof. Such work shall not be resumed except by written agreement of Buyer and Seller if in fact such materials or substances are hazardous or toxic and have not been rendered harmless.

         14.2 Permitting. Seller, without out-of-pocket cost to Buyer, will pay any fees associated with, and otherwise procure all necessary permits relating to air quality, air emissions and the Clean Air Act for the installation, operation, and maintenance of the New Facility and the delivery of Products to Geneva Works. In addition to the foregoing, Seller, without out-of-pocket cost to Buyer, will pay any fees associated with, and otherwise procure all necessary permits relating to the installation, operation, and maintenance of the New Facility and the delivery of Products to Geneva Works. Notwithstanding the foregoing, Buyer agrees to reimburse Seller for permitting costs paid by Seller as follows:

         The amount of the Monthly Facility Charge during the term of this Agreement shall be increased by


                     ARTICLE 15 - FAIR LABOR STANDARDS ACT

         Seller represents that Products delivered to Buyer hereunder will have been produced in compliance with the Fair Labor Standards Act of 1938, as amended.


                              ARTICLE 16 - DEFAULT

         16.1 Default by Seller. If a voluntary or involuntary petition should be filed by or against Seller under any bankruptcy law (including a petition for reorganization, extension of payment, composition or adjustment of liabilities), or if a receiver should be appointed for Seller, or if an attachment or execution should be levied against all or part of the New Facility, or if Seller should materially default in the performance of any material covenant or obligation to be performed by it under this Agreement, and within ninety (90) days after receipt of written notification thereof from Buyer, should Seller not cure such default or if such default is not curable within ninety (90) days and Seller has not commenced and is diligently pursuing such cure, then Buyer may, without prejudice to any other right or remedy, terminate this Agreement by written notice without further responsibility or liability.

         16.2 Default by Buyer. If a voluntary or involuntary petition should be filed by or against Buyer under any bankruptcy law (including a petition for reorganization, extension of payment, composition or adjustment of liabilities), or if a receiver should be appointed for Buyer, or if an attachment or execution should be levied against all or part of the Geneva Works, or if Buyer should materially default in the performance of any material covenant or obligation to be performed by it under this Agreement, and within ninety (90) days after receipt of written notification thereof from Seller, should Buyer not cure such default or if such default is not curable within ninety (90) days and Buyer has not commenced and is diligently pursuing such cure, then Seller may, without prejudice to any other right or remedy, terminate this Agreement by written notice without further responsibility or liability.

                            ARTICLE 17 - ASSIGNMENT

         Any assignment of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, shall be void.


                          ARTICLE 18 - APPLICABLE LAW

         This Agreement will be governed by and construed in accordance with the laws of the State of Utah and any action seeking to enforce or interpret the terms hereof, or arising out of the breach hereof, shall be commenced and maintained in the State of Utah.


                      ARTICLE 19 - RESOLUTION OF DISPUTES

         In the event that a party to this Agreement has reasonable grounds to believe that the other party hereto has failed to fulfill any obligation hereunder, such party will promptly notify the other party in writing of the substance of its belief. Unless otherwise agreed in writing, the party receiving such notice must respond in writing within fifteen (15) days of receipt of such notice by (a) providing either evidence of cure of the condition specified or an explanation of why it believes that its performance is in accordance with the terms and conditions of this Agreement, and (b) specifying three (3) dates, all of which must be within fifteen (15) days from the date of its response, unless otherwise agreed in writing, for a meeting to resolve the dispute. The claiming party will then select one (1) of the three
(3) dates, and a dispute resolution meeting will be held. At the conclusion of such meeting, the parties shall have the right to pursue any remedy otherwise permitted in law or in equity. Notwithstanding anything in this Agreement to the contrary, but subject to Article 11 and Section 8.1, Seller agrees that it will provide uninterrupted supply of Products during any such dispute so long as all contractually required payments are made.


                               ARTICLE 20 - TERM

         20.1 Term. Subject to the provisions of Section 11.4, the term of this Agreement will commence as of the Effective Date and expire fifteen
(15) years after the Date of First Delivery, and will continue in effect thereafter until terminated by either party upon giving not less than twelve
(12) months prior written notice of such termination to the other party. Upon conclusion of the initial term of this Agreement, both parties agree to renegotiate in good faith for a contract extension with terms which will reflect capital depreciation, plant efficiency, technical obsolescence, expected plant life, additional maintenance requirements and similar factors reasonable profit to Seller, and other factors reasonably related to the production and price of Oxygen.

         20.2 Early Termination. Beginning on the date occurring five (5) years prior to the end of the term of this Agreement, as defined pursuant to
Section 20.1 hereof, Buyer shall have the option at any time it determines that its needs for Gaseous Oxygen at the Geneva Works are less than 600 Tons per day on average, to terminate this Agreement by giving written notice to Seller at least six (6) months prior to the anticipated date of such termination. On the effective date of the termination pursuant to this Section 20.2, Buyer shall pay to Seller a termination fee accordingly to the following schedule:

                 Years Remaining in Term                    Termination Fee
                 -----------------------                    ---------------
                           5
                           4
                           3
                           2
                           1


                         ARTICLE 21 - ECONOMIC HARDSHIP

If a downturn in the economy or a change in the processes utilized by Buyer for the production of iron or steel renders the continuing operation of New Facility uneconomical for Buyer, Buyer shall have the one time option during the term of this Agreement, upon sixty (60) days' advance written notice to
Seller, to reduce the Adjusted Monthly Facility Charge by $           for a
period up to six (6) consecutive months. Should Buyer desire to exercise said option, then:

         1) Buyer shall present Seller with information that evidences, to Seller's reasonable satisfaction, such uneconomical operation.

         2) Seller shall have the right to continue to operate the New Facility to produce Products and Liquid Nitrogen required by Seller.

         3)       The term of the Agreement shall be extended pursuant to
                  Section 11.4 hereof.

         4) The other terms and conditions of this Agreement remain unchanged and in effect.

                              ARTICLE 22 - NOTICE

         Any notice required to be given by either party to the other under any provisions of this Agreement shall be in writing and shall be considered as having been delivered on the date of personal delivery or by an acknowledged facsimile transmission, addressed to the other party as follows:

         SELLER:  AIR LIQUIDE AMERICA CORPORATION
                  3535 West Twelfth Street
                  Houston, Texas 77008
                  Attention: Director, On-Site Business and Project Development Facsimile No.: 713-868-0345

         BUYER:   GENEVA STEEL COMPANY
                  10 South Geneva Road
                  Vineyard, Utah  84058
                  Attention:  Senior Vice President, Engineering
                  Facsimile No.: 801-227-9198

             With required copies to:

                         GENEVA STEEL COMPANY
                         10 South Geneva Road
                         Vineyard, Utah 84058
                         ATTENTION:  General Counsel
                         Facsimile No.: 801-227-9141

                         and

                         KIMBALL, PARR, WADDOUPS, BROWN & GEE
                         185 South State Street, Suite 1300
                         Salt Lake City, Utah 84111
                         Attention:  Roger D. Henriksen, Esq.
                         Facsimile No.: 801-532-7750

or to such other party or such other address as either party shall from time to time designate for that purpose. Any notice by letter under this Agreement will be deemed to be given as of the date such letter is received by the other party hereto.


                         ARTICLE 23 - ENTIRE AGREEMENT

         This Agreement comprises the entire agreement between the parties hereto and supersedes all previous and contemporaneous writings, oral understandings, negotiations, and previous agreements with reference to the subject matter hereof; provided, however, that the Current Agreement shall be terminated upon the Date of First Delivery. There are no other promises, representations or warranties affecting this Agreement. There shall be no modification or recision of this Agreement except by a writing signed by both Buyer and Seller. Any terms and conditions appearing in any purchase orders, even if signed by Seller and/or Buyer, shall be deemed null and void.

                           ARTICLE 24 - MISCELLANEOUS

         24.1 Confidentiality. Neither this Agreement nor any information relating to this Agreement or the New Facility shall be publicized or disclosed by Seller or Buyer without the prior written consent of the other party in each instance, except as otherwise required by law.

         24.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted to be valid under applicable law. In the event that any condition, covenant or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition herein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

         24.3 Waiver. Either party may, by notice signed by an officer of such party and delivered in the manner provided in this Agreement, but shall be under no obligation to, waive any of its rights or conditions to its rights hereunder, or any duty, obligation or covenant of the other party. To be effective, such waiver shall specifically state the intention of the waiving party to waive such rights or conditions to its rights. Such a written waiver shall not affect or alter the other provisions of this Agreement.

         24.4 Power Rates. Upon the request of Buyer, Seller agrees to use reasonable efforts to assist Buyer in obtaining the most favorable electrical power rates possible for power to be utilized at the New Facility, including but not limited to providing documentation, information and consultation in connection therewith, and, if necessary, restructuring the ownership of the New Facility and other provisions of this Agreement in a mutually acceptable manner to take advantage of any available lower power rates.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                        AIR LIQUIDE AMERICA CORPORATION, a
                                        Delaware corporation

                                        By: /s/ KEN MILLER
                                           -------------------------------------

                                        Its: Exec. Vice Pres.
                                            ------------------------------------


                                        GENEVA STEEL COMPANY, a Utah corporation

                                        By: /s/ MAX E. SORENSON
                                           -------------------------------------

                                        Its: Senior Vice President
                                            ------------------------------------

                                  Exhibit 1.6

                                       to

                        Industrial Gas Supply Agreement

- --------------------------------------------------------------------------------

                                 FACILITY SITE


         The "Facility Site" is depicted on Buyer's Drawing dated May 18, 1995, a copy of which is attached hereto.

                                  EXHIBIT 1.9

                                       to

                        Industrial Gas Supply Agreement

- --------------------------------------------------------------------------------

                                  GROUND LEASE


         The "Ground Lease" referred to in the foregoing Agreement is attached hereto.

                                  EXHIBIT 2.1

                                       to

                        Industrial Gas Supply Agreement

- --------------------------------------------------------------------------------


         The "New Facility" identified in the foregoing Industrial Gas Supply Agreement includes, but is not limited to, the following equipment, systems and facilities:

         1. All equipment, systems, and facilities depicted on, or reasonably inferable from, Seller's "Description of Seller's Supplies" Document No. AS 9410-217 (alternate 1, Revision 3), and Seller's Drawing Nos. AS9410-217-R1 (Revision B), AS 9410-217-Y1 (Revision B) and AS 9410-217-E1
(Revision C).

         2. Cryogenic storage vessels with a total capacity of 1,800 Tons of Liquid Oxygen.

         3. Equipment to vaporize 13,422 SCF per minute of Liquid Oxygen at a pressure of 450 PSIG on a sustained basis.

         4. If so elected by Buyer pursuant to Section 2.10.3 of the foregoing Agreement, Gas receivers with a total usable capacity of 17,380 cubic feet water volume for Gaseous Oxygen.

         5. Supply and install power distribution from Buyer's switch house located in substation #2 near the existing oxygen plants on the east side of the Geneva Works. Seller to supply all equipment, reconditioning, and labor necessary to tie into Geneva's existing 13.8KV bus in switch house #2. This shall include a Westinghouse IQ Analyzer power meter, ABB MMCO 3P&G protective overcurrent relay, zero sequence current transformer(s), cable, terminations, instrument wiring, etc. in the switch house plus any PT's or CT's necessary for mutually agreeable metering accuracy. Geneva will supply engineering and labor for work done inside the switch house.

Seller shall supply all engineering, equipment, and labor to install main power distribution conductors from the switch house to the Seller's facility, including cable, bus duct, cable tray, supports, excavation, underground duct, cement, and all other items necessary for a fully functioning system. Geneva personnel will supply labor and supervision for terminations and tie in to the electrical service.

Seller shall supply all engineering, equipment, and labor to supply emergency power to the facility, including transformation and protective relaying costs. The source of power may be from the switch house noted above, Utah Power independent lines, or through local emergency generation located in the Seller's facility.

Seller shall supply all engineering, equipment, and labor to supply construction power to the facility. Construction power may be obtained from the switch house noted above, from Utah Power independent lines or through local emergency generation located in the Seller's facility.

Seller shall supply all engineering, equipment, and labor to supply construction power to the facility, including transformation and protective relaying costs. Construction power may be obtained from the switch house noted above, or from Utah Power independent lines located across the street from the facility.

All 13.8KV switchgear shall have an interrupting capacity of 1000 MVA. Grounding for the 13.8KV system will be through a 40 ampere grounding transformer or through a 2000 ampere grounding transformer as determined by given switching configurations.

         6. Installation of process and sanitary sewer line and tie-in from the New Facility to Buyer's existing sanitary sewer system.

         7. Front-end air purification systems to remove substantially all hydrocarbons heavier than propane.

         8. On-line hydrocarbon analyzer and associated sample vaporizer to continuously monitor the hydrocarbon content of Liquid Oxygen.

         9. Continuous withdrawal of Liquid Oxygen from the low pressure column sump.

         10. Bailey (or equal) distributed control system for process monitoring and control.

         11.      Central control room.

         12.      Two (2) 400 tons per day oxygen compressors.

         13. Spare parts for all major equipment, including, but not limited to:

                  a.      Expansion turbine cartridge assembly;

                  b. Gas seals, oils seals, and bearings for all rotating equipment;

                 c. Instrument system spare parts, including valves, operators and control cards;

                 d.      Electrical spare parts; and

                 e.      Liquid pumps.





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
         14.      Billing quality meters for gaseous products, as provided in
Section 9.1 of the Agreement.

         15.      Billing quality meters for electricity usage, as provided in
Section 9.3 of the Agreement.

         16.      The following equipment, materials and work:

                  -      boiler (including, but not limited to, equipment
                           supply, foundation and installation)
                  -      seismic zone 4
                  -      road paving
                  -      road paving
                  -      road entrance
                  -      450 PSIG Oxygen Vaporizer
                  -      Reactivation heater
                  -      DCS Interface Connection





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